UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
February 4, 2010

PRO-DEX, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification Number)
incorporation)

2361 McGaw Avenue, Irvine, California 92614
(Address of principal executive offices, zip code)

(949) 769-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information in this Form 8-K and the Exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 4, 2010 Pro-Dex, Inc. issued a press release announcing its financial performance for the second quarter of fiscal year 2010.  On that same date, Pro-Dex, Inc. conducted a conference call concerning its performance for the first quarter of fiscal year 2010.  A copy of the news release is attached to this Form 8-K as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2010, the Company and Patrick Johnson, the Company's Executive Vice President and Chief Business Development Officer, entered into a Separation Agreement and General Release of All Claims (“Separation Agreement”) concerning the conclusion of Mr. Johnson's employment services with the Company effective as of February 5, 2010 (the “Separation Date”).  The Separation Agreement supersedes Mr. Johnson's prior employment letter agreement dated October 18, 2006.  A complete copy of the Separation Agreement is attached to this Current Report as Exhibit 10.1 and the summary set forth below is qualified in its entirety by the full text of the Separation Agreement.

Under the terms of the Separation Agreement, Mr. Johnson will be paid all unpaid base salary, unpaid bonuses earned, unreimbursed business expenses, together with any accrued but unused vacation pay, less state and federal taxes and other required withholding, for the period through the Separation Date.

Provided that the Separation Agreement has not been revoked by Mr. Johnson prior to the expiration of the seven calendar day revocation period described below, the Company will also:  (i) pay Mr. Johnson, over a period of six months beginning on the Separation Date, in regular installments, a gross amount equal to Mr. Johnson’s last regular bi-weekly salary until the total gross payments have reached the amount of $105,000, less applicable legal deductions and withholdings; (ii) provided Mr. Johnson elects coverage under the Company’s group health insurance program prior to the Separation Date, and makes a timely election for continued coverage pursuant to COBRA, pay the Company’s portion of the monthly premiums for such continued coverage under the Company’s group health insurance program for a period from the Separation Date through July 31, 2010, with continuing coverage thereafter at Mr. Johnson's election and sole expense, as available; and (iii) make available to Mr. Johnson the following Additional Contingent Separation Payment (“ACSP”), subject to the provisions of the Separation Agreement:

•
at any time between March 8, 2010, through August 7, 2010, Mr. Johnson shall be entitled to notify the Company in writing that he wishes to cause the Company to calculate and pay him all or a portion of the ACSP, in which event the Company:

(a)           shall calculate the average closing price of its common stock for the five trading days immediately preceding the date of the receipt of Mr. Johnson’s written notice (the “Five Day Price”).  If the Five Day Price is greater than $1.50, then $1.50 shall be used as the Five Day Price;

(b)           shall, with respect to one or more such option grants as Mr. Johnson shall have identified in his written notice that were (i) previously held by Mr. Johnson under grant dates from June 30, 2001 through September 6, 2002, (ii) outstanding as of the Separation Date, and (iii) not exercised by Mr. Johnson between the Separation Date and March 7, 2010 (each a “Reference Grant”), subtract from the Five Day Price the strike (i.e., exercise) price of each Reference Grant identified in the written notice; and

(c)           shall pay to Mr. Johnson an ACSP equal to the product of (i) amount arrived at in (b) above, multiplied by (ii) the total number of options that are contained in each Reference Grant specified by Mr. Johnson in his written notice;

•	the maximum aggregate ACSP shall in no event exceed $117,125;

•
Mr. Johnson’s eligibility to request payment of the ACSP is further subject to the following provisions:  (a) at no time from the Separation Date through August 7, 2010, shall Mr. Johnson take any action with a purpose of influencing the stock price of the Company’s common stock, and (b) at no time from March 8, 2010, through August 7, 2010, shall Mr. Johnson trade, for himself or anyone acting in concert with him, in the stock, options or other equity of the Company; and

•	the numbers and amount used in calculating the ACSP are to be proportionately adjusted in the event of any reverse or forward stock split or other adjustment to the capital structure of the Company.

Mr. Johnson is required to return to the Company all tangible property and information belonging to the Company that is within his possession or subject to his control and to keep in strict confidence any of the Company's trade secrets.

Mr. Johnson has provided the Company and its affiliates with a general release of claims subject to certain statutory exceptions set forth in the Separation Agreement.

Mr. Johnson has a period of seven calendar days to revoke the Agreement by providing the Company with written notice of his revocation.  Any revocation of the Separation Agreement, however, shall not affect the finality of the separation of Mr. Johnson’s employment with the Company on the Separation Date.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit 10.1	Separation Agreement dated February 3, 2010 between Patrick Johnson and Pro-Dex Inc.

	Exhibit 99.1	Press release dated February 4, 2010 of Pro-Dex Inc.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2010	PRO-DEX, Inc (Registrant).

	By:	/s/ Mark P. Murphy
Mark P. Murphy
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Separation Agreement dated February 3, 2010 between Patrick Johnson and Pro-Dex Inc.

99.1	Press Release dated February 4, 2010